Exhibit 99.1
FIRST AMENDMENT TO THE
QUANTA SERVICES, INC.
2001 STOCK INCENTIVE PLAN
(AS AMENDED AND RESTATED MARCH 13, 2003)
This First Amendment to the Quanta Services, Inc. 2001 Stock Incentive Plan, as amended and restated as of March 13, 2003 (the “Plan”), is made on behalf of Quanta Services, Inc., the sponsor of the Plan, on April 17, 2007.
1. Section 9(c) is hereby deleted in its entirety and is replaced with the following new Section 9(c):
     “(c) Payment. Payment for the shares of Common Stock to be purchased upon exercise of an Option may be made in cash (by check) or, if so elected by the Optionee and approved by the Committee, in any of the following methods which must be stated in the Option Agreement (at the date of grant with respect to any Option granted as an Incentive Stock Option) or otherwise authorized by the Committee in writing and permitted by law at the time of exercise: (i) if a public market for the Common Stock exists, through a “same day sale” arrangement between the Optionee and a broker-dealer that is a member of the National Association of Securities Dealers, Inc. (an “NASD Dealer”) whereby the Optionee elects to exercise the Option and to sell a portion of the shares of Common Stock so purchased to pay for the exercise price and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (ii) if a public market for the Common Stock exists, through a “margin” commitment from the Optionee and an NASD Dealer whereby the Optionee elects to exercise the Option and to pledge the             shares of Common Stock so purchased to the NASD Dealer in a margin account as security for a loan from the NASD Dealer in the amount of the exercise price, and whereby the NASD Dealer commits upon receipt of such shares of Common Stock to forward the exercise price directly to the Company; (iii) by surrender to the Company for cancellation of shares of Common Stock owned by the Optionee having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the cancellation of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; provided, that such surrendered shares are not subject to any pledge or other security interest and have or meet such other requirements, if any, as the Committee may determine necessary in order to avoid an accounting earnings charge in respect of the Option being exercised; (iv) where approved by the Committee at the time of exercise, by delivery of the Optionee’s promissory note with such recourse, interest, security, redemption and other provisions as the Committee may require, provided that the par value of each of the shares of Common Stock to be purchased is paid for in cash; (v) by a “net exercise” method whereby the Company withholds from the delivery of whole shares of Common Stock subject to the Option (or the portion thereof that is being exercised) that number of shares having an aggregate Fair Market Value on the date of exercise equal to (or, to avoid the issuance of fractional shares of Common Stock, less than) the aggregate exercise price of the shares of Common Stock being purchased upon such exercise; or (vi) by any combination of the foregoing, including a cash payment. No shares of Common Stock may be issued until full payment of the purchase price therefor has been made.”

2. Except as specifically modified herein, all terms and conditions of the Plan shall remain in effect.
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IN WITNESS WHEREOF, the undersigned has caused this First Amendment to the Plan to be executed this 17th day of April, 2007.

QUANTA SERVICES, INC., a Delaware corporation
By:	/s/ TANA L. POOL
	Name:	Tana L. Pool
	Title:	Vice President and General Counsel

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